Exhibit 99.1

Diplomat Announces 3rd Quarter Financial Results

3rd Quarter Revenue of $1,125 Million, Net Income Attributable to Diplomat of $1.0 Million,

Adjusted EBITDA of $23.2 Million

FLINT, Mich., November 6, 2017 /PRNewswire/ — Diplomat Pharmacy, Inc. (NYSE: DPLO), the nation’s largest independent provider of specialty pharmacy services, announced financial results for the quarter ended September 30, 2017.  All comparisons, unless otherwise noted, are to the quarter ended September 30, 2016.

Third Quarter 2017 Highlights include:

•                  Revenue of $1,125 million, compared to $1,181 million

•                  Total prescriptions dispensed of 222,000, compared to 266,000

•                  Gross margin of 7.6% versus 6.6%

•                  Gross profit per prescription dispensed of $360, compared to $289

•                  Net income attributable to Diplomat of $1.0 million, compared to $5.4 million

•                  Adjusted EBITDA of $23.2 million, compared to $22.6 million

•                  Adjusted EBITDA margin of 2.1% versus 1.9%

•                  EPS of $0.01 per diluted common share versus $0.08

•                  Adjusted EPS of $0.25 versus $0.21

Phil Hagerman, CEO and Chairman of Diplomat, commented “Diplomat’s third quarter results were solid as we achieved financial results in-line with our expectations, experienced continued growth in our oncology and infusion businesses and expansion in our access to limited distribution drugs, as well as encouraging trends within the specialty pharmacy industry. I am pleased to announce we have resolved our arbitration with CVS and have transitioned from a PSAO contract to a direct contract with CVS, one of the nation’s largest health care companies. 2017 is a transition year for Diplomat, and we continue to make significant strides, including broadening our services through our acquisitions of NPS and 8th Day Software and enhancing our senior management team to execute on our strategy to become a broader-based health care company.”

Third Quarter Financial Summary:

Revenue for the third quarter of 2017 was $1,125 million, compared to $1,181 million in the third quarter of 2016.  The decrease was driven by a loss of approximately $118 million due to contracts that were not renewed in 2017 and approximately $89 million due to a decrease in the demand for hepatitis C drugs versus the prior year period.  These decreases were partially offset by approximately $64 million from the impact of manufacturer price increases, approximately $47 million from increased volume and mix with existing payor contracts, approximately $25 million of revenue from our recent acquisitions, and approximately $15 million from drugs that were new in the past year.  Our revenue increase year over year excluding the impact of the contract losses was approximately 6%.

Gross profit in the third quarter of 2017 was $85.3 million and generated a 7.6% gross margin, compared to $78.5 million and 6.6% in the third quarter of 2016.  The gross margin increase in the quarter was primarily due to the continued growth of our specialty infusion therapeutic category, the impact of our WRB Communications acquisition, each having higher margins, the receipt and recognition of approximately $1 million of insurance proceeds, and the non-repeat of an approximately $4 million direct and indirect remuneration (“DIR”) fee true-up that occurred in the year ago period.

Selling, general, and administrative expenses (“SG&A”) for the third quarter of 2017 were $83.0 million, an increase of $5.9 million, compared to $77.1 million in the third quarter of 2016.  Of this change, $4.9 million related to employee cost, of which $5.2 million was employee cost for our recently acquired entities partially offset by operational efficiencies.  Also contributing to the SG&A increase was a $2.4 million increase in amortization expense from definite-lived intangible assets, and a $1.9 million increase in the fair value of contingent consideration, both of which are associated with our acquired entities.  We also experienced increases in other SG&A; including professional fees, workers’ compensation insurance, and other miscellaneous expenses.  These increases were partially offset by the non-repeat of a $4.8 million impairment expense to fully impair certain definite-lived intangible assets in the prior year period.  As a percentage of revenue, SG&A excluding change in fair value of contingent consideration and the prior year period impairment was 7.2% for the three months ended September 30, 2017, compared to 6.1% in the prior year period.  This increase is primarily attributable to acquisition related amortization, professional fees, and the increased operating complexity associated with both our acquisitions and new drugs.

Net income attributable to Diplomat for the third quarter of 2017 was $1.0 million compared to $5.4 million in the third quarter of 2016.  This decrease was primarily driven by the revenue, gross profit, and SG&A explanations above, as well as a $2.6 million change in income taxes. Adjusted EBITDA for the third quarter of 2017 was $23.2 million compared to $22.6 million in the third quarter of 2016.

Earnings per share for the third quarter of 2017 was $0.01 per basic/diluted common share, compared to $0.08 per basic/diluted common share for the third quarter of 2016.  Diluted non-GAAP adjusted earnings per share (“Adjusted EPS”) was $0.25 in the third quarter of this year compared to $0.21 in the third quarter of 2016.

2017 Financial Outlook

For the full-year 2017, we are updating our previous financial guidance:

•                  Revenue between $4.4 and $4.6 billion, versus the previous range of $4.3 and $4.6 billion

•                  Net income attributable to Diplomat between $10 and $14 million, versus the previous range of $10 and $16 million

•                  Adjusted EBITDA between $99 and $102 million, versus the previous range of $97 and $103 million

•                  Diluted EPS between $0.15 and $0.20, versus the previous range of $0.15 and $0.23

•                  Adjusted EPS between $0.82 and $0.87, versus the previous range of $0.71 and $0.79

Our EPS and Adjusted EPS expectations assume approximately 68,600,000 weighted average common shares outstanding on a diluted basis and a tax rate of 19%, versus the previous tax rate of 26%, for the full year 2017, which could differ materially.

Earnings Conference Call Information

As previously announced, the Company will hold a conference call to discuss its third quarter performance this evening, November 6, 2017, at 5:00 p.m. Eastern Time.  Shareholders and interested participants may listen to a live broadcast of the conference call by dialing 833-286-5805 (or 647-689-4450 for international callers) and referencing participant code 95696083 approximately 15 minutes prior to the call.  A webcast and audio file of the conference call will be available on the investor relations section of the Company’s website for approximately 90 days at ir.diplomat.is.

About Diplomat

Diplomat (NYSE: DPLO) is the nation’s largest independent provider of specialty pharmacy services—helping patients and providers in all 50 states. The company offers medication management programs for people with complex chronic diseases and delivers unique solutions for manufacturers, hospitals, payors, providers, and more. Diplomat opened its doors in 1975 as a neighborhood pharmacy with one essential tenet: “Take good care of patients and the rest falls into place.” Today, that tradition continues—always focused on improving patient care and clinical adherence. For more information, visit diplomat.is.

Non-GAAP Information

Adjusted EPS adds back, net of income taxes, the impact of all merger and acquisition related expenses, including amortization of intangible assets, the change in fair value of contingent consideration, as well as transaction-related costs.  We exclude merger and acquisition-related expenses from Adjusted EPS because we believe the amount of such expenses in any specific period may not directly correlate to the underlying performance of our business operations and such expenses can vary significantly between periods as a result of new acquisitions, full amortization of previously acquired intangible assets, or ultimate realization of contingent consideration.  Investors should note that acquisitions, once consummated, contribute to revenue in the periods presented as well as future periods and should also note that amortization and contingent consideration expenses may recur in future periods.  A reconciliation of Adjusted EPS, a non-GAAP measure, to EPS as prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) can be found below.

We define Adjusted EBITDA as net income (loss) attributable to Diplomat before interest expense, income taxes, depreciation and amortization, share-based compensation, change in fair value of contingent consideration and other merger and acquisition-related expenses, restructuring and impairment charges, and certain other items that we do not consider indicative of our ongoing operating performance (which are itemized below in the reconciliation to net income (loss) attributable to Diplomat).  Adjusted EBITDA is not in accordance with, or an alternative to, GAAP.  In addition, this non-GAAP measure is not based on any comprehensive set of accounting rules or principles.  You should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in the presentation, and we do not infer that our future results will be unaffected by unusual or non-recurring items.

We consider Adjusted EBITDA and Adjusted EPS to be supplemental measures of our operating performance.  We present Adjusted EBITDA and Adjusted EPS because they are used by our Board of Directors and management to evaluate our operating performance.  Adjusted EBITDA is also used as a factor in determining incentive compensation, for budgetary planning and forecasting overall financial and operational expectations, for identifying underlying trends, and for evaluating the effectiveness of our business strategies.  Further, we believe they assist us, as well as investors, in comparing performance from period-to-period on a consistent basis.  Other companies in our industry may calculate Adjusted EBITDA and Adjusted EPS differently than we do and these calculations may not be comparable to our Adjusted EBITDA and Adjusted EPS metrics.  A reconciliation of Adjusted EBITDA, a non-GAAP measure, to net income (loss) attributable to Diplomat can be found below.

Forward Looking Statements

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements give current expectations or forecasts of future events or our future financial or operating performance, and include Diplomat’s expectations regarding revenues, net income (loss) attributable to Diplomat, Adjusted EBITDA, EPS, Adjusted EPS, market share, the performance of acquisitions and growth strategies.  The forward-looking statements contained in this press release are based on management’s good-faith belief and reasonable judgment based on current information, and these statements are qualified by important risks and uncertainties, many of which are beyond our control, that could cause our actual results to differ materially from those forecasted or indicated by such forward-looking statements.  These risks and uncertainties include: our ability to adapt to changes or trends within the specialty pharmacy industry; significant and increasing pricing pressure from third-party payors; the amount of direct and indirect remuneration fees, as well as the timing of assessing such fees and the non-transparent methodology used to calculate such fees; the outcome of material legal proceedings, including related to direct and indirect remuneration fees; our relationships with key pharmaceutical manufacturers; bad publicity about, or market withdrawal of, specialty drugs we dispense; a significant increase in competition from a variety of companies in the health care industry; our ability to expand the number of specialty drugs we dispense and related services; maintaining existing patients; revenue concentration of the top specialty drugs we dispense; our ability to maintain relationships with a specified wholesaler and two pharmaceutical manufacturers or other pharmaceutical manufacturers that become material to our business over time; increasing consolidation in the healthcare industry; managing our growth effectively; our ability to effectively execute our acquisition strategy or successfully integrate acquired businesses; dependence on our senior management and key employees and managing recent turnover among key employees; potential disruption to our workforce and operations due to recent cost savings and restructuring initiatives; and the additional factors set forth in “Risk Factors” in Diplomat’s Annual Report on Form 10-K for the year ended December 31, 2016 and in subsequent reports filed with or furnished to the Securities and Exchange Commission.  Except as may be required by any applicable laws, Diplomat assumes no obligation to publicly update such forward-looking statements, which are made as of the date hereof or the earlier date specified herein, whether as a result of new information, future developments, or otherwise.

INVESTOR CONTACT:

Bob East, Westwicke Partners

443-213-0500 | Diplomat@westwicke.com

DIPLOMAT PHARMACY, INC.

Condensed Consolidated Balance Sheets (Unaudited)

(dollars in thousands)

	September 30,	December 31,
	2017	2016
ASSETS
Current assets:
Cash and equivalents	$27,152	$7,953
Accounts receivable, net	277,840	275,568
Inventories	194,958	215,351
Prepaid expenses and other current assets	9,321	6,235
Total current assets	509,271	505,107
Property and equipment, net	20,575	20,372
Capitalized software for internal use, net	38,760	50,247
Goodwill	383,015	316,616
Definite-lived intangible assets, net	194,721	199,862
Deferred income taxes	6,647	6,010
Other noncurrent assets	1,060	1,040
Total assets	$1,154,049	$1,099,254

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$327,504	$320,684
Borrowings on line of credit	21,592	39,255
Short-term debt, including current portion of long-term debt	10,875	7,500
Accrued expenses:
Compensation and benefits	9,685	5,674
Contingent consideration	2,000	—
Other	9,357	12,233
Total current liabilities	381,013	385,346
Long-term debt, less current portion	116,543	100,184
Contingent consideration	9,300	—
Total liabilities	506,856	485,530
Commitments and contingencies

Shareholders’ equity:
Preferred stock (10,000,000 shares authorized; none issued and outstanding)	—	—
Common stock (no par value, 590,000,000 shares authorized; 68,764,301 and 66,764,999 shares issued and outstanding at September 30, 2017 and December 31, 2016, respectively)	525,172	503,828
Additional paid-in capital	36,718	33,268
Retained earnings	85,280	76,306
Total Diplomat Pharmacy shareholders’ equity	647,170	613,402
Noncontrolling interests	23	322
Total shareholders’ equity	647,193	613,724
Total liabilities and shareholders’ equity	$1,154,049	$1,099,254

DIPLOMAT PHARMACY, INC.

Condensed Consolidated Statements of Operations (Unaudited)

(dollars in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Net sales	$1,124,957	$1,181,173	$3,330,161	$3,265,549
Cost of goods sold	(1,039,654)	(1,102,661)	(3,074,975)	(3,024,529)
Gross profit	85,303	78,512	255,186	241,020
Selling, general and administrative expenses	(82,995)	(77,138)	(239,487)	(200,748)
Income from operations	2,308	1,374	15,699	40,272
Other (expense) income:
Interest expense	(2,054)	(1,831)	(6,034)	(4,787)
Other	45	49	111	262
Total other expense	(2,009)	(1,782)	(5,923)	(4,525)
Income (loss) before income taxes	299	(408)	9,776	35,747
Income tax benefit (expense)	662	3,236	(1,101)	(9,443)
Net income	961	2,828	8,675	26,304
Less: net loss attributable to noncontrolling interest	(55)	(2,580)	(299)	(3,067)
Net income attributable to Diplomat Pharmacy, Inc.	$1,016	$5,408	$8,974	$29,371

Net income per common share:
Basic	$0.01	$0.08	$0.13	$0.45
Diluted	$0.01	$0.08	$0.13	$0.43

Weighted average common shares outstanding:
Basic	68,371,429	66,511,118	67,600,920	65,714,727
Diluted	68,769,618	68,359,611	68,259,416	68,082,564

DIPLOMAT PHARMACY, INC.

Condensed Consolidated Statements of Cash Flows (Unaudited)

(dollars in thousands)

	Nine Months Ended
	September 30,
	2017	2016
Cash flows from operating activities:
Net income	$8,675	$26,304
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	48,813	36,085
Net provision for doubtful accounts	7,523	6,378
Share-based compensation expense	5,487	4,508
Changes in fair values of contingent consideration	1,965	(8,922)
Contingent consideration payments	—	(4,174)
Amortization of debt issuance costs	892	878
Deferred income tax (benefit) expense	(637)	8,824
Impairment expense	—	4,804
Other	1	1
Changes in operating assets and liabilities, net of business acquisitions:
Accounts receivable	4,117	(23,639)
Inventories	22,379	(26,194)
Accounts payable	(3,055)	5,390
Other assets and liabilities	(2,514)	1,162
Net cash provided by operating activities	93,646	31,405
Cash flows from investing activities:
Payments to acquire businesses, net of cash acquired	(76,646)	(69,172)
Expenditures for capitalized software for internal use	(3,252)	(9,797)
Expenditures for property and equipment	(3,414)	(5,012)
Other	(38)	1
Net cash used in investing activities	(83,350)	(83,980)
Cash flows from financing activities:
Net (payments on) proceeds from line of credit	(17,663)	45,519
Proceeds from long-term debt	25,000	—
Payments on long-term debt	(6,031)	(4,500)
Proceeds from issuance of stock upon stock option exercises	7,597	3,758
Contingent consideration payments	—	(2,681)
Payments of debt issuance costs	—	(29)
Net cash provided by financing activities	8,903	42,067
Net increase (decrease) in cash and equivalents	19,199	(10,508)
Cash and equivalents at beginning of period	7,953	27,600
Cash and equivalents at end of period	$27,152	$17,092
Supplemental disclosures of cash flow information:
Cash paid for interest	$(5,125)	$(3,793)
Net cash (paid) refunded for income taxes	(4,716)	1,291

Adjusted EBITDA

The table below presents a reconciliation of net income attributable to Diplomat Pharmacy, Inc. to Adjusted EBITDA for the periods indicated.

	For the three months ended September 30,		For the nine months ended September 30,
	2017	2016	2017	2016
	(dollars in thousands) (unaudited)
Net income attributable to Diplomat Pharmacy, Inc.	$1,016	$5,408	$8,974	$29,371
Depreciation and amortization	16,877	13,695	48,813	36,085
Interest expense	2,054	1,831	6,034	4,787
Income tax (benefit) expense	(662)	(3,236)	1,101	9,443
EBITDA	$19,285	$17,698	$64,922	$79,686

Contingent consideration and other merger and acquisition expense	$3,016	$423	$4,133	$(6,904)
Share-based compensation expense	1,688	1,356	5,487	4,508
Employer payroll taxes - option repurchases and exercises	33	138	218	208
Restructuring and impairment charges	—	2,450	—	2,450
Severance and related fees	78	152	781	154
Other items (1)	(915)	398	(372)	1,175
Adjusted EBITDA	$23,185	$22,615	$75,169	$81,277

(1) Includes $1.0 million insurance recovery for inventory loss due to a cooler failure in the three months ended December 31, 2016

Adjusted EPS (diluted)

Below is a reconciliation of net income attributable to Diplomat Pharmacy, Inc. per diluted share to Adjusted EPS for the periods indicated.

	For the three months ended September 30,		For the nine months ended September 30,
	2017	2016	2017	2016
	(dollars in thousands, except per share amounts) (unaudited)
Net income attributable to Diplomat Pharmacy, Inc.	$1,016	$5,408	$8,974	$29,371
Amortization of acquisition-related intangible assets	13,015	10,611	38,280	29,113
Contingent consideration and other merger and acquisition expense	3,016	423	4,133	(6,904)
Income tax impact of adjustments	131	(2,136)	(4,777)	(5,867)
Adjusted non-GAAP net income	$17,178	$14,306	$46,610	$45,713

Net income attributable to Diplomat Pharmacy, Inc.	$0.01	$0.08	$0.13	$0.43
Amortization of acquisition-related intangible assets	0.19	0.16	0.56	0.43
Contingent consideration and other merger and acquisition expense	0.04	0.01	0.06	(0.10)
Income tax impact of adjustments	0.01	(0.04)	(0.07)	(0.09)
Adjusted EPS	$0.25	$0.21	$0.68	$0.67

Weighted average common shares outstanding:
Diluted	68,769,618	68,359,611	68,259,416	68,082,564

2017 Full Year Guidance: GAAP to Non-GAAP Reconciliation

The tables below present a reconciliation of net income attributable to Diplomat Pharmacy, Inc. to Adjusted EBITDA and net income attributable to Diplomat Pharmacy, Inc. per diluted share to Adjusted EPS for the year ended December 31, 2017.

Reconciliation of GAAP to Adjusted EBITDA

(dollars in thousands) (unaudited)

	Range
	Low	High
Net income attributable to Diplomat Pharmacy, Inc.	$10,000	$14,000
Depreciation and amortization	66,267	65,717
Interest expense	7,664	7,055
Income tax expense	2,275	3,214
EBITDA	$86,206	$89,986

Contingent consideration and other merger and acquisition expense	$5,127	$4,647
Share-based compensation expense	6,907	6,607
Employer payroll taxes - option repurchases and exercises	245	245
Severance and related fees	887	887
Other items	(372)	(372)
Adjusted EBITDA	$99,000	$102,000

Reconciliation of GAAP to Adjusted Net Income and Adjusted EPS

(dollars in thousands, except per share amounts) (unaudited)

	Range
	Low	High
Net income attributable to Diplomat Pharmacy, Inc.	$10,000	$14,000
Amortization of acquisition-related intangible assets	52,168	52,168
Contingent consideration and other merger and acquisition expense	5,127	4,647
Income tax impact of adjustments	(10,886)	(10,795)
Adjusted non-GAAP net income	$56,409	$60,020

Net income attributable to Diplomat Pharmacy, Inc.	0.15	0.20
Amortization of acquisition-related intangible assets	0.76	0.76
Contingent consideration and other merger and acquisition expense	0.07	0.07
Income tax impact of adjustments	(0.17)	(0.16)
Adjusted EPS	$0.82	$0.87